2010 INCENTIVE PLAN
OF
POINT.360

1.	PURPOSES OF THE PLAN

The purposes of the 2010 Incentive Plan (the “Plan”) of Point.360, a California corporation (the “Company”), are to:

1.1           Encourage selected employees, directors, consultants and advisers to improve operations and increase the profitability of the Company;

1.2           Encourage selected employees, directors, consultants and advisers to accept or continue employment or association with the Company or its Affiliates; and

1.3           Increase the interest of selected employees, directors, consultants and advisers in the Company’s welfare through participation in the growth in value of the common stock of the Company (the “Common Stock”).  All references herein to stock or shares, unless otherwise specified, shall mean Common Stock.

2.	TYPES OF AWARDS; ELIGIBLE PERSONS

2.1           The Administrator (as defined below) may, from time to time, take the following action, separately or in combination, under the Plan: (i) grant “incentive stock options” (“ISOs”) intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”); (ii) grant “non-qualified options” (“NQOs,” and together with ISOs, “Options”); (iii) grant or sell Common Stock subject to restrictions (“restricted stock”) or without restrictions and (iv) grant stock appreciation rights (any such right would permit the holder to receive the excess of the fair market value of Common Stock on the exercise date over its fair market value (or a greater base value) on the grant date (“SARs”)), either in tandem with Options or as separate and independent grants; and performance compensation awards in either Common Stock or cash or in combinations of Common Stock and cash..  Any such awards may be made to employees, including employees who are officers or directors, and to individuals described in Section 1 of the Plan who the Administrator believes have made or will make a contribution to the Company or any Affiliate (as defined below); provided, however, that only a person who is an employee of the Company or any Affiliate at the date of the grant of an Option is eligible to receive ISOs under the Plan or performance compensation awards.  The term “Affiliate” as used in the Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code.  The term “employee” includes an officer or director who is an employee of the Company.  The term “consultant” includes persons employed by, or otherwise affiliated with, a consultant.  The term “adviser” includes persons employed by, or otherwise affiliated with, an adviser.

2.2           Except as otherwise expressly set forth in the Plan, no right or benefit under the Plan shall be subject in any manner to anticipation, alienation, hypothecation, or charge, and any such attempted action shall be void.  No right or benefit under the Plan shall in any manner be liable for or subject to debts, contracts, liabilities, or torts of any option holder or any other person except as otherwise may be expressly required by applicable law.

3.	STOCK SUBJECT TO THE PLAN; MAXIMUM NUMBER OF GRANTS

Subject to the provisions of Sections 6.1.1 and 8.2 of the Plan, the total number of shares of Common Stock under the Plan which may be offered, or issued as restricted stock or unrestricted stock on the exercise of Options or SARs or otherwise under the Plan shall not exceed four million (4,000,000) shares of Common Stock.  The shares subject to an Option or SAR granted under the Plan that expire, terminate or are cancelled unexercised shall become available again for grants under the Plan.  If shares of restricted stock awarded under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.  Where the exercise price of an Option is paid by means of the optionee’s surrender of previously owned shares of Common Stock or the Company’s withholding of shares otherwise issuable upon exercise of the Option as may be permitted herein, only the net number of shares issued and which remain outstanding in connection with such exercise shall be deemed “issued” and no longer available for issuance under the Plan.  No eligible person shall be granted Options or other awards during any twelve-month period covering more than one million (1,000,000) shares.

4.	ADMINISTRATION

4.1           The Plan shall be administered by the Board of Directors of the Company (the “Board”) or by a committee (the “Adminstrator”) selected by the Board to administer the Plan, or of part thereof (in either case, the “Administrator”).  The Board shall appoint and remove members of the Adminstrator in its discretion in accordance with applicable laws.  At the Board’s discretion, the Adminstrator may be comprised solely of “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or  “outside directors” within the meaning of Section 162(m) of the Code.  The Administrator may delegate non-discretionary administrative duties to such employees of the Company as the Administrator deems proper and the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

4.2           Subject to the other provisions of the Plan, the Administrator shall have the authority, in its discretion: (i) to grant Options and SARs and grant or sell restricted stock or unrestricted stock; (ii) to determine the fair market value of the Common Stock subject to Options or other awards; (iii) to determine the exercise price of Options granted, which shall be no less than the fair market value of the Common Stock on the date of grant, the economic terms of SARs granted, which shall provide for a benefit of the appreciation on Common Stock over not less than the value of the Common Stock on the date of grant, or the offering price of restricted stock; (iv) to determine the persons to whom, and the time or times at which, Options or SARs shall be granted or restricted stock or unrestricted stock granted or sold, and the number of shares subject to each Option or SAR or the number of shares of restricted stock granted or sold; (v) to grant performance compensation awards under the criteria set forth in the Plan; and (vi) to construe and interpret the terms and provisions of the Plan, of any applicable agreement and all Options and SARs granted under the Plan, and of any restricted  or unrestricted stock award under the Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each Option and SAR granted and award of restricted stock or unrestricted stock (which need not be identical), including but not limited to, the time or times at which Options and SARs shall be exercisable or the time at which the restrictions on restricted stock shall lapse; (viii) with the consent of the grantee, to rescind any award or exercise of an Option or SAR and to modify or amend the terms of any Option, SAR or restricted stock; (ix) to reduce the purchase price of restricted stock or unrestricted stock; (x) to accelerate or defer (with the consent of the grantee) the exercise date of any Option or SAR or the date on which the restrictions on restricted stock lapse; (xi) to issue shares of restricted stock to an optionee in connection with the accelerated exercise of an Option by such optionee; (xii) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Option. SAR or award of restricted stock or unrestricted stock and a performance compensation award; (xiii) to determine the duration and purposes of leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of the Plan; and (xiv) to make all other determinations deemed necessary or advisable for the administration of the Plan, any applicable agreement, Option, SAR or award of restricted stock or unrestricted stock.

4.3           All questions of interpretation, implementation, and application of the Plan or any agreement or Option, SAR or award of restricted stock shall be determined by the Administrator, which determination shall be final and binding on all persons.

5.	GRANTING OF OPTIONS AND SARS; AGREEMENTS

5.1           No Options or SARs shall be granted under the Plan after ten (10) years from the date of adoption of the Plan by the Board.

5.2           Each Option and SAR shall be evidenced by a written agreement, in form satisfactory to the Administrator, executed by the Company and the person to whom such grant is made.  In the event of a conflict between the terms or conditions of an agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall govern.

5.3           Each agreement shall specify whether the Option it evidences is an NQO or an ISO, provided, however, all Options granted under the Plan to non-employee directors, consultants and advisers of the Company are intended to be NQOs.

5.4           Subject to Section 6.3.3 with respect to ISOs, the Administrator may approve the grant of Options or SARs under the Plan to persons who are expected to become employees, directors, consultants or advisers of the Company, but are not employees, directors, consultants or advisers at the date of approval.

6.	TERMS AND CONDITIONS OF OPTIONS AND SARS

Each Option and SAR granted under the Plan shall be subject to the terms and conditions set forth in Section 6.1.  NQOs and SARs shall also be subject to the terms and conditions set forth in Section 6.2, but not those set forth in Section 6.3.  ISOs shall also be subject to the terms and conditions set forth in Section 6.3, but not those set forth in Section 6.2.  SARs shall be subject to the terms and conditions of Section 6.4.

6.1         Terms and Conditions to Which All Options and SARs Are Subject.  All Options and SARs granted under the Plan shall be subject to the following terms and conditions:

6.1.1        Changes in Capital Structure.  Subject to Section 6.1.2, if the Common Stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, or if the Company effects a spin-off of the Company’s subsidiary, appropriate adjustments shall be made by the Administrator, in its sole discretion, in (a) the number and class of shares of stock subject to the Plan and each Option and SAR outstanding under the Plan, and (b) the exercise price of each outstanding Option; provided, that the Company shall not be required to issue fractional shares as a result of any such adjustments.  Any adjustment, however, in an outstanding Option shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share covered by the unexercised portion of the Option.  Adjustments under this Section 6.1.1 shall be made by the Administrator, whose determination as to the nature of the adjustments that shall be made, and the extent thereof, shall be final, binding, and conclusive.  If an adjustment under this Section 6.1.1 would result in a fractional share interest under an option or any installment, the Administrator’s decision as to inclusion or exclusion of that fractional share interest shall be final, but no fractional shares of stock shall be issued under the Plan on account of any such adjustment.

6.1.2        Corporate Transactions.  Except as otherwise provided in the applicable agreement, in the event of a Corporate Transaction (as defined below), the Administrator shall notify each holder of an Option or SAR at least thirty (30) days prior thereto or as soon as may be practicable.  To the extent not then exercised all Options and SARs shall terminate immediately prior to the consummation of such Corporate Transaction unless the Administrator determines otherwise in its sole discretion; provided. however, that the Administrator, in its sole discretion, may (i) permit exercise of any Options or SARs prior to their termination, even if such Options or SARs would not otherwise have been exercisable, and/or (ii) provide that all or certain of the outstanding Options and SARs shall be assumed or an equivalent Option or SAR substituted by an applicable successor corporation or entity or any Affiliate of the successor corporation or entity.  A “Corporate Transaction” means (i) a liquidation or dissolution of the Company; (ii) a merger or consolidation of the Company with or into another corporation or entity (other than a merger with a wholly-owned subsidiary); (iii) a sale of all or substantially all of the assets of the Company; or (iv) a purchase or other acquisition of more than 50% of the outstanding stock of the Company by one person, other than Haig Bagerdjian, or by more than one person acting in concert with persons other than Haig Bagerdjian.

6.1.3        Time of Option or SAR Exercise.  Subject to Section 5 and Section 6.3.4, an Option or SAR granted under the Plan shall be exercisable (a) immediately as of the effective date of the of the applicable agreement or (b) in accordance with a schedule or performance criteria as may be set by the Administrator and specified in the applicable agreement.  However, in no case may an Option or SAR be exercisable until a written agreement in form and substance satisfactory to the Company is executed by the Company and the grantee.

6.1.4      Grant Date.  The date of grant of an Option or SAR under the Plan shall be the date approved or specified by the Administrator and reflected as  the effective date of the applicable agreement.

6.1.5      Non-Transferability of Rights.  Except with the express written approval of the Administrator, which approval the Administrator is authorized to give only with respect to NQOs and SARs, no Option or SAR granted under the Plan shall be assignable or otherwise transferable by the grantee except by will or by the laws of descent and distribution.  During the life of the grantee, an Option or SAR shall be exercisable only by the grantee or permitted transferee.

6.1.6      Payment.  Except as provided below, payment in full, in cash, shall be made for all Common Stock purchased at the time written notice of exercise of an Option is given to the Company and the proceeds of any payment shall be considered general funds of the Company.  The Administrator, in the exercise of its absolute discretion after considering any tax, accounting and financial consequences, may authorize any one or more of the following additional methods of payment:

(a)           Subject to the Sarbanes-Oxley Act of 2002, acceptance of the optionee’s full recourse promissory note for all or part of the Option price, payable on such terms and bearing such interest rate as determined by the Administrator (but in no event less than the minimum interest rate specified under the Code at which no additional interest or original issue discount would be imputed), which promissory note may be either secured or unsecured in such manner as the Administrator shall approve (including, without limitation, by a security interest in the shares of the Company);

(b)           Subject to the discretion of the Administrator and the terms of the stock option agreement granting the Option, delivery by the optionee of shares of Common Stock already owned by the optionee for all or part of the Option price, provided the fair market value (determined as set forth in Section 6.1.9) of such shares of Common Stock is equal on the date of exercise to the Option price, or such portion thereof as the optionee is authorized to pay by delivery of such stock;

(c)           Subject to the discretion of the Administrator, through the surrender of shares of Common Stock then issuable upon exercise of the Option, provided the fair market value (determined as set forth in Section 6.1.9) of such shares of Common Stock is equal on the date of exercise to the Option price, or such portion thereof as the optionee is authorized to pay by surrender of such stock; and

(d)           By means of so-called cashless exercises as permitted under applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve Board.

6.1.7      Withholding and Employment Taxes.  At the time of exercise and as a condition thereto, or at such other time as the amount of such obligation becomes determinable, the grantee of an Option or SAR shall remit to the Company in cash all applicable federal and state withholding and employment taxes.  Such obligation to remit may be satisfied, if authorized by the Administrator in its sole discretion, after considering any tax, accounting and financial consequences, by the holder’s (i) delivery of a promissory note in the required amount on such terms as the Administrator deems appropriate, (ii) tendering to the Company previously owned shares of Common Stock or other securities of the Company with a fair market value equal to the required amount, or (iii) agreeing to have shares of Common Stock (with a fair market value equal to the required amount), which are acquired upon exercise of the Option or SAR, withheld by the Company.

6.1.8      Other Provisions.  Each Option and SAR granted under the Plan may contain such other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Administrator, and each ISO granted under the Plan shall include such provisions and conditions as are necessary to qualify the Option as an “incentive stock option” within the meaning of Section 422 of the Code.

6.1.9      Determination of Value.  For purposes of the Plan, the fair market value of Common Stock or other securities of the Company shall be determined as follows:

(a)           If the stock of the Company is listed on a securities exchange or is regularly quoted by a recognized securities dealer, and selling prices are reported, its fair market value shall be the closing price of such stock on the date the value is to be determined, but if selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for such stock on the date the value is to be determined (or if there are no quoted prices for the date of grant, then for the last preceding business day on which there were quoted prices).

(b)           In the absence of an established market for the stock, the fair market value thereof shall be determined in good faith by the Administrator, with reference to the Company’s net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company’s industry, the Company’s position in the industry, the Company’s management, and the values of stock of other corporations in the same or a similar line of business.

6.1.10    Option and SAR Term.  No Option or SAR shall be exercisable more than 10 years after the date of grant, or such lesser period of time as is set forth in the applicable agreement (the end of the maximum exercise period stated in the agreement is referred to in the Plan as the “Expiration Date”).

6.2         Terms and Conditions to Which Only NQOs and SARs Are Subject.  Options granted under the Plan which are designated as NQOs and SARs shall be subject to the following terms and conditions:

6.2.1      Exercise Price.  The exercise price of an NQO and the base value of an SAR shall be the amount determined by the Administrator as specified in the option or SAR agreement, but shall not be less than the fair market value of the Common Stock on the date of grant (determined under Section 6.1.9).

6.2.2        Termination of Employment.  Except as otherwise provided in the applicable agreement, if for any reason a grantee ceases to be employed by the Company or any of its Affiliates, Options that are NQOs and SARs held at the date of termination (to the extent then exercisable) may be exercised in whole or in part at any time within ninety (90) days of the date of such termination (but in no event after the Expiration Date).  For purposes of this Section 6.2.2, “employment” includes service as a director, consultant or adviser.  For purposes of this Section 6.2.2, a grantee’s employment shall not be deemed to terminate by reason of the grantee’s transfer from the Company to an Affiliate, or vice versa, or sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed ninety (90) days or, if longer, if the grantee’s right to reemployment by the Company or any Affiliate is guaranteed either contractually or by statute.

6.3         Terms and Conditions to Which Only ISOs Are Subject.  Options granted under the Plan which are designated as ISOs shall be subject to the following terms and conditions:

6.3.1        Exercise Price.  The exercise price of an ISO shall not be less than the fair market value (determined in accordance with Section 6.1.9) of the stock covered by the Option at the time the Option is granted.  The exercise price of an ISO granted to any person who owns, directly or by attribution under the Code (currently Section 424(d)), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Affiliate (a “Ten Percent Stockholder”) shall in no event be less than one hundred ten percent (110%) of the fair market value (determined in accordance with Section 6.1.9) of the stock covered by the Option at the time the Option is granted.

6.3.2        Disqualifying Dispositions.  If stock acquired by exercise of an ISO granted pursuant to the Plan is disposed of in a “disqualifying disposition” within the meaning of Section 422 of the Code (a disposition within two (2) years from the date of grant of the Option or within one year after the issuance of such stock on exercise of the Option), the holder of the stock immediately before the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the Option as the Company may reasonably require.

6.3.3        Grant Date.  If an ISO is granted in anticipation of employment as provided in Section 5.4, the Option shall be deemed granted, without further approval, on the date the grantee assumes the employment relationship forming the basis for such grant, and, in addition, satisfies all requirements of the Plan for Options granted on that date.

6.3.4        Term.  Notwithstanding Section 6.1.10, no ISO granted to any Ten Percent Stockholder shall be exercisable more than five (5) years after the date of grant.

6.3.5        Termination of Employment.  Except as otherwise provided in the stock option agreement, if for any reason an optionee ceases to be employed by the Company or any of its Affiliates, Options that are ISOs held at the date of termination (to the extent then exercisable) may be exercised in whole or in part at any time within 90 days of the date of termination (but in no event after the Expiration Date).  For purposes of this Section 6.3.5, an optionee’s employment shall not be deemed to terminate by reason of the optionee’s transfer from the Company to an Affiliate, or vice versa, or sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed ninety (90) days or, if longer, if the optionee’s right to reemployment by the Company or any Affiliate is guaranteed either contractually or by statute.

6.4         Terms and Conditions Applicable Solely to SARs.  In addition to the other terms and conditions applicable to SARs in this Section 6, the holder shall be entitled to receive on exercise of an SAR only Common Stock at a fair market value equal to the benefit to be received by the exercise.

7.	MANNER OF EXERCISE

7.1         An optionee wishing to exercise an Option or SAR shall give written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Administrator, accompanied by payment of the exercise price and/or withholding taxes as provided in Sections 6.1.6 and 6.1.7.  The date the Company receives written notice of an exercise hereunder accompanied by the applicable payment will be considered as the date such Option or SAR was exercised.

7.2         Promptly after receipt of written notice of exercise and the applicable payments called for by Section 7.1, the Company shall, without stock issue or transfer taxes to the holder or other person entitled to exercise the Option or SAR, deliver to the holder or such other person a certificate or certificates for the requisite number of shares of Common Stock.  A holder or permitted transferee of an Option or SAR shall not have any privileges as a stockholder with respect to any shares of Common Stock to be issued until the date of issuance (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent) of such shares.

8.	STOCK

8.1         Grant or Sale of Stock.

8.1.1        No awards of Common Stock shall be granted under the Plan after ten (10) years from the date of adoption of the Plan by the Board.

8.1.2        The Administrator may issue Common Stock under the Plan as a grant or for such consideration (including services, and, subject to the Sarbanes-Oxley Act of 2002, promissory notes) as determined by the Administrator.  Common Stock issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Administrator.  The restrictions, if any, may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Administrator.  If shares are subject to forfeiture or repurchase by the Company, all dividends or other distributions paid by the Company with respect to the shares may be retained by the Company until the shares are no longer subject to forfeiture or repurchase, at which time all accumulated amounts shall be paid to the recipient.  All Common Stock issued pursuant to this Section 8 shall be subject to a written purchase agreement, grant agreement, or performance compensation award which shall be executed by the Company and the prospective recipient of the Common Stock prior to the delivery of certificates representing such stock to the recipient.  The purchase agreement, grant agreement or performance compensation award, may contain any terms, conditions, restrictions, representations and warranties required by the Administrator.  The certificates representing the shares shall bear any legends required by the Administrator.  The Administrator may require any purchaser or grantee of Common Stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements.  If the purchaser or grantee fails to pay the amount demanded, the Administrator may withhold that amount from other amounts payable by the Company to the purchaser or grantee, including salary, subject to applicable law.  With the consent of the Administrator in its sole discretion, a purchaser or grantee may deliver Common Stock to the Company to satisfy this withholding obligation.  Upon the issuance of Common Stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

8.2           Changes in Capital Structure.  In the event of a change in the Company’s capital structure, as described in Section 6.1.1, appropriate adjustments shall be made by the Administrator, in its sole discretion, in the number and class of restricted stock subject to the Plan and the restricted stock outstanding under the Plan; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments.

8.3           Corporate Transactions.  In the event of a Corporate Transaction, as defined in Section 6.1.2 hereof, to the extent not previously forfeited, subject to the terms of the purchase agreement, the grant agreement or the performance compensation award, all restricted stock shall be forfeited immediately prior to the consummation of such Corporate Transaction unless the Administrator determines otherwise in its sole discretion; provided, however, that the Administrator, in its sole discretion, may remove any restrictions as to any restricted stock.  The Administrator may, in its sole discretion, provide that all outstanding restricted stock participate in the Corporate Transaction with an equivalent stock substituted by an applicable successor corporation subject to the restriction.

9.	PERFORMANCE COMPENSATION AWARDS

9.1           General.  The Administrator shall have the authority to designate an award as a performance compensation award in order to qualify such award as “performance-based compensation” under Section 162(m) of the Code.

9.2           Eligibility.  The Administrator will, in its sole discretion, designate within the first ninety (90) days of a Performance Period (or within the maximum period allowed under Section 162(m) of the Code) which participants will be eligible to receive performance compensation awards in respect of such Performance Period (defined at the end of this Section 9.2).  Designation of a participant eligible to receive an award for a Performance Period shall not in any manner entitle the participant to receive payment in respect of any award for such Performance Period.  The determination as to whether or not such participant becomes entitled to payment in respect of any performance compensation award shall be decided solely in accordance with the provisions of this Section 9.  Moreover, designation of a participant eligible to receive an award hereunder for a particular Performance Period shall not require designation of such participant eligible to receive an award hereunder in any subsequent Performance Period and designation of one person as a participant eligible to receive an award hereunder shall not require designation of any other person as a participant eligible to receive an award hereunder in such period or in any other period.  “Performance Period” shall mean one or more periods of time of at least one (1) year in duration, as the Administrator may select, over which the attainment of one or more performance goals will be measured for the purpose of determining the participant’s right to, and the payment of, a performance compensation award.  All performance compensation awards under the Plan shall be evidenced by a written agreement.

9.3           Discretion of Administrator with Respect to performance compensation awards.  With regard to a particular Performance Period, the Administrator shall have full discretion to select the length of such Performance Period, the type of performance compensation awards to be issued, the performance criteria that will be used to establish the performance goals, the kinds and levels of the performance goals that are to apply to the Company and the Performance Formula or Formulas.  A “Performance Formula” is an objective formula to be applied against the relevant performance goals to determine, with regard to the performance compensation award of a participant, whether all, some portion but less than all, or none of the performance compensation award has been earned for the Performance Period.  Within the first ninety (90) days of a Performance Period (or within the maximum period allowed under Section 162(m) of the Code), the Administrator shall, with regard to the performance compensation awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 9.3 and record the same in writing.

9.4           Performance Criteria. The criterion or criteria that the Administrator shall select for purposes of establishing the performance goal or goals for a Performance Period with respect to any performance compensation award under the Plan shall be based on the attainment of specific levels of performance of the Company (or an Affiliate, division or operational unit of the Company) and shall be limited to the following: return on net assets, return on stockholders’ equity, return on assets, return on capital, revenue, average revenue per subscriber, stockholder returns, profit margin, earnings per share of Common Stock, net earnings, operating earnings, free cash flow, earnings before interest, taxes, depreciation and amortization, number of subscribers, growth of subscribers, operating expenses, capital expenses, subscriber acquisition costs, Common Stock price, enterprise value, equity market capitalization or sales or market share.  To the extent required under Section 162(m) of the Code, the Administrator shall, within the first ninety (90) days of a Performance Period (or within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the performance criteria it selects to use for such Performance Period.

9.5           Performance Goals.  The Adminstrator is authorized at any time during the first ninety (90) days of a Performance Period, or at any time thereafter (but only to the extent the exercise of such authority after the first ninety (90) days of a Performance Period would not cause the performance compensation awards granted to any participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company; or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

9.6         Grant.  The Adminstrator shall have sole authority to determine the employees (“participants”) who shall receive performance compensation awards, which shall consist of a right which is (i) denominated in cash or Common Stock or a combination thereof, (ii) the Common Stock valued, as determined by the Administrator, in accordance with the achievement of such performance goal or goals during the Performance Period as the Adminstrator shall establish, and (iii) payable at such time and in such form as the Adminstrator shall determine.

9.7         Terms and Conditions.

9.7.1        Employment at End of Performance Period.  Unless otherwise provided in the applicable written performance compensation award, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a performance compensation award for such Performance Period.

9.7.2        Certification and Negative Discretion. Following the completion of a Performance Period, the Administrator shall meet to review and certify in writing whether, and to what extent, the performance goals for the Performance Period have been achieved and, if so, to calculate and certify in writing the amount of the performance compensation awards earned for the period based upon the Performance Formula or Formulas.  The Adminstrator shall then determine the actual size of each Participant’s performance compensation award payment for the Performance Period and, in so doing, may apply Negative Discretion, if and when it deems appropriate.  Negative Discretion is the power of the Administrator to reduce or eliminate the amount of the performance compensation award earned under the Performance Formula in the Performance Period if, in its sole judgment, such reduction or elimination is appropriate.

9.7.3        Right to Payment.  The participant shall be entitled to receive the performance compensation earned as certified by the Administrator.  Performance compensation payments may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the written performance compensation award on the date of grant.

9.7.4        Timing of Award Payments.  The amounts payable for a Performance Period shall be paid to participants as soon as administratively possible following completion of the certifications required by this Section 9.7.2; provided that in no event shall any such payment be made later than the fifteenth day of the third month following the end of such Performance Period.

9.7.5        Maximum Award Payable.  Notwithstanding any provision contained in the Plan to the contrary, the maximum performance compensation award payable to any one participant under the Plan for a Performance Period is ______ shares of Common Stock or, in the event the performance compensation award is paid in cash, the equivalent cash value thereof on the last day of the Performance Period to which such award relates, or if the award is payable in cash and Common Stock, the cash paid shall be the excess of the award over the value of the Common Stock, as so determined. Furthermore, any payment that has been deferred and is payable in cash shall not, between the date as of which it is deferred and the payment date, increase by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Administrator; any such deferred payment made with respect to Common Stock, shall not increase by an amount greater than the appreciation of a share of Common Stock from the end of the Performance Period to the payment date.

10.	EMPLOYMENT OR CONSULTING RELATIONSHIP

Nothing in the Plan or any Option, SAR or performance compensation award, or award of Common Stock under the Plan shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate the employment, consulting or advising of any recipient thereof or restricted stock holder at any time, nor confer upon any of any recipient, optionee or restricted stock holder any right to continue in the employ of, or consult with, or advise, the Company or any of its Affiliates.

11.	CONDITIONS UPON ISSUANCE OF SHARES

11.1         Securities Act.  Shares of Common Stock shall not be issued pursuant to the exercise of an Option, SAR or other award under the Plan unless the exercise of such Option or SAR or payment under other awards, the receipt of Common Stock and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”).

11.2         Non-Compete Agreement.  As a further condition to the receipt of Common Stock pursuant to the exercise of an Option, SAR or any other award under the Plan, the optionee or recipient may be required not to render services for any organization, or engage directly or indirectly in any business, competitive with the Company at any time during which  an Option or SAR is outstanding to such Optionee and for six (6) months after any exercise of an Option or SAR or the receipt of Common Stock pursuant to the exercise of an Option or SAR or other award and, as to restricted stock, for six (6) months after the restrictions on such restricted stock lapse.  Failure to comply with this condition shall cause such Option, SAR  and the exercise or issuance of shares thereunder and/or any other award under the Plan to be rescinded and the benefit of such exercise, issuance or award to be repaid to the Company.

12.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan shall not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options other than under the Plan.

13.	MARKET STAND-OFF

Each optionee, holder of an SAR or recipient of Common Stock under the Plan, if so requested by the Company or any representative of the underwriters in connection with any registration of the offering of any securities of the Company under the Securities Act, shall not sell or otherwise transfer any shares of Common Stock so acquired during the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that such restriction shall apply only to a registration statement of the Company which includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act and the restriction period shall not exceed 90 days after the registration statement becomes effective.

14.	AMENDMENTS TO PLAN

The Board may at any time amend, alter, suspend or discontinue the Plan.  Without the consent of an optionee, holder of an SAR or holder of restricted stock, or performance compensation award, no amendment, alteration, suspension or discontinuance may adversely affect such person’s outstanding Option(s), SAR(s) or the terms applicable to restricted stock or performance compensation award except to conform the Plan and ISOs granted under the Plan to the requirements of federal or other tax laws relating to ISOs.  No amendment, alteration, suspension or discontinuance shall require stockholder approval unless (a) stockholder approval is required to preserve incentive stock option treatment for federal income tax purposes or (b) the Board otherwise concludes that stockholder approval is advisable.

15.	EFFECTIVE DATE OF PLAN; TERMINATION

The Plan shall become effective upon adoption by the Board; provided, however, that no Option or SAR, or other award under the Plan shall be exercisable unless and until written consent of the stockholders of the Company, or approval of stockholders of the Company voting at a validly called stockholders’ meeting, is obtained within twelve (12) months after adoption by the Board.  If any Options, SARs or other awards are so granted and stockholder approval shall not have been obtained within twelve (12) months of the date of adoption of the Plan by the Board, such Options, SARs or other awards shall terminate retroactively as of the date they were granted.  In addition,  awards may be made under the Plan and exercise of Options and SARs shall occur only after there has been compliance with all applicable federal and state securities laws and other applicable laws, rules and regulations.   The Plan (but not Options and SARs previously granted under the Plan) shall terminate ten (10) years from the date of its adoption by the Board.  Termination shall not affect any outstanding Options or SARs or the terms applicable to other previously made awards under the Plan.